EXHIBIT 12


                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                     Years Ended December 31,
                                                 -----------   ------------   -----------   -----------   -----------
                                                    1997          1998           1999          2000          2001
                                                 -----------   ------------   -----------   -----------   -----------
Earnings as Defined in Regulation S-K (A):
Pre-tax (Loss) Income from Continuing Operations     $  870         $1,090        $1,305        $1,272        $1,157
(Income)/Loss from Equity Investees Net
   of Distributions                                    (14)             47            81            10          (92)
Fixed Charges                                           543            577           615           719           872
Preference Security Dividend Requirements of
   Consolidated Statements                             (44)           (71)          (85)          (85)          (67)
Preferred Securities Dividend Requirements of
   Consolidated Subsidiaries (PSEG Capital Trust)      (18)           (14)          (14)          (14)           (8)
AFUDC/Capitalized Interest                             (20)           (11)          (16)          (36)          (82)
                                                 -----------   ------------   -----------   -----------   -----------
Earnings                                             $1,317         $1,618        $1,886        $1,866        $1,780
                                                 ===========   ============   ===========   ===========   ===========

Fixed Charges as Defined in Regulation S-K (B):

Total Interest Expense                                 $470           $481          $506          $610          $787
Interest Factor in Rentals                               11             11            10            10            10
Preferred Securities Dividend Requirements of
   Consolidated Subsidiaries                             44             71            85            85            67
Preferred Securities Dividend Requirements of
   Consolidatd Subsidiaries (PSEG Capital Trust) -
   Recorded Net of Tax on I/S                            12              9             9             9             5
Adjustment to Preferred Securities Dividends
   Requirements (PSEG Capital Trust) to state
   on a pre-income tax basis                              6              5             5             5             3
                                                 -----------   ------------   -----------   -----------   -----------
Total Fixed Charges                                    $543           $577          $615          $719          $872
                                                 ===========   ============   ===========   ===========   ===========

Ratio of Earnings to Fixed Charges                     2.43           2.80          3.07          2.60          2.04
                                                 ===========   ============   ===========   ===========   ===========

Notes:

(A) The term "earnings" shall be defined as pre-tax income from continuing operations. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred securities requirements of majority owned subsidiaries.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, including interest on the securitized debt (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities requirements of majority owned subsidiaries.